EXHIBIT 99.1

Spark Networks Announces Successful Completion of Debt Refinancing Transaction

BERLIN – March 14, 2022 – Spark Networks SE (NASDAQ: LOV), a leading social dating platform for meaningful relationships, today announced that on March 11, 2022 it completed the successful refinancing of its existing term and revolving loan facility with borrowings under a new term loan facility with MGG Investment Group LP.

The new term loan facility has a principal balance of $100 million maturing in 2027. Loans under the new term loan facility will bear interest at a rate equal to 1-month LIBOR plus 750 basis points or the reference rate plus 650 basis points, as the case may be. Part of the proceeds of the new term loan facility were used to repay the company’s existing $85.6 million term loan facility and pay fees and expenses related to the refinancing transaction.

By taking advantage of extended maturity dates and improved covenant flexibility, Spark will have greater resources to invest in the business and deliver sustainable subscription revenue growth. The company expects to drive higher awareness, engagement and subscribers by leveraging its strong brands, unique and improving user experiences, a global online dating platform of scale, and a $110+ million annual marketing budget.

“Today’s announcement is another vote of confidence in Spark Networks and the opportunity we have in front of us to drive subscriber and revenue growth in the large and growing online dating market,” said David Clark, CFO of Spark Networks. “The successful refinancing of our term loan facility will enhances our ability to invest for growth in a profitable manner and strengthens our financial flexibility.”

Spark generated $33.0 million of Adjusted EBITDA and paid down $17.0 million in debt in 2021.

Moelis & Company LLC acted as exclusive financial advisor and placement agent to Spark Networks on the transaction. Morrison & Foerster LLP acted as legal counsel to Spark in connections with the new credit facility.

About Spark Networks SE

Spark Networks SE (NASDAQ: LOV) is a leading social dating platform for meaningful relationships focusing on the 40+ demographic and faith-based affiliations. Spark’s widening portfolio of premium and freemium dating apps include Zoosk, EliteSingles, SilverSingles, Christian Mingle, Jdate, and JSwipe, among others. Spark is headquartered in Berlin, Germany, with offices in New York and Utah.

Contact

Investors:
Todd Kehrli/Joo-Hun Kim
MKR Investor Relations, Inc.
lov@mkr-group.com